As filed with the Securities and Exchange Commission on April 28, 2006

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

COMMUNITY BANCORP.
(Exact name of registrant as specified in its charter)

Vermont	03-0284070
(State of Incorporation)	(I.R.S. Employer Identification No.)

4811 U.S. Route 5
Derby, Vermont 05829
(Address of principal executive office, including zip code)

COMMUNITY BANCORP. AND DESIGNATED SUBSIDIARIES
RETIREMENT SAVINGS PLAN

(Full Title of Plan)

Richard C. White, Chairman & CEO	with Copy to:
Community Bancorp.	Denise J. Deschenes, Esquire
P.O. Box 259	Primmer Piper Eggleston & Cramer PC
Derby, VT 05829	421 Summer Street
(802) 334-7915	P.O. Box 159
St. Johnsbury, VT 05819

(Name, address, and telephone number of agent for service)

Calculation of Registration Fee
	Amount	Proposed Maximum	Proposed Maximum
Title of Securities	To Be	Offering Price	Aggregate	Amount of
To Be Registered	Registered	Per Share (1)	Offering Price (1)	Registration
Fee (1)

Common Stock, $2.50	500,000	$15.48	$7,740,000	$828.18
par value per share

(1) Determined pursuant to Rule 457(c) and (h)(1), based on the average of the bid and asked prices of the registrant's common stock on April 24, 2006, as reported on the OTC Bulletin Board. In addition, (i) pursuant to Rule 416(c) this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan; and (ii) pursuant to Rules 416(a) and (b), this Registration Statement also covers such number of additional shares of the Company's common stock as may be necessary to prevent dilution of the shares initially registered hereby resulting from stock splits or dividends, if any, occurring after the effective date of this Registration Statement.

EXPLANATORY NOTE

The purpose of this Registration Statement is to register additional shares of common stock and interests in the plan.

Pursuant to Rule 429, the Prospectus relating to shares of Common Stock registered pursuant to this Registration Statement for the Plan also relates to shares of common stock and interests in the Plan registered pursuant to Registration Statement No. 33-44173.

As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this registration statement omits the information specified in Part I (Items 1 and 2) of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act. Such documents are not being filed with the Commission as part of the registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission (SEC) allows Community Bancorp. (the "Company") to incorporate by reference in this Registration Statement the information in the documents that it files with the SEC, which means that the Company can disclose important information to Plan participants and other eligible employees by referring them to those documents. The information incorporated by reference is considered to be a part of this Registration Statement, and information in documents that the Company files later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this Registration Statement.

     The Company incorporates by reference in this Registration Statement the documents listed below and any future filings that it or the Plan may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until all of the securities that may be offered by the Registration Statement are sold, except that the Company is not incorporating by reference any information that is not deemed to be filed under those sections:

*	Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2005, as amended on Form 10-K/A, filed with the SEC on April 13, 2006;
*	Current Reports of the Company on Form 8-K filed on April 13, (as amended on April 25), April 11, March 16, and January 17, 2006;
*	Annual Report of the Plan on Form 11-K for the fiscal year ended December 31, 2004; and
*	Description of the Company's common stock contained in the Company's Registration Statement on Form 10 filed under Section 12 of the Exchange Act.

     The Company will furnish without charge to Plan participants and other eligible employees, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

Community Bancorp.
Attention: Chris Bumps, Corporate Secretary
4811 U.S. Route 5
P.O. Box 259
Derby, VT 05829
Telephone: (802) 334-7915
cbumps@communitynationalbank.com

ITEM 4.	DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation of Liability

As permitted by the Vermont Business Corporation Act, Article Sixteen of the Company's Articles of Association provides that the Directors will not have any personal liability to the Company or its shareholders for money damages for any act or omission based on a failure to discharge his or her statutory duties as a director, except for (1) the amount of any financial gain to which he or she was not entitled; (2) an intentional reckless infliction of harm on the Company or its shareholders, or (3) an intentional or reckless criminal act. Any future amendment or repeal of the liability limiting provision would apply prospectively only and not to any act or omission occurring before the effective date of such amendment or repeal.

Indemnification

Sections 8.50 through 8.58 of the Vermont Business Corporation Act contain provisions governing the indemnification of corporate directors and officers. In general, the statute permits a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, the indemnified individual must have had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit. Indemnification is not permitted with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein.

Indemnification may be made by a corporation only upon a determination made in the manner prescribed by the statute that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Vermont Business Corporation Act. That statutory indemnification is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of the corporation, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Vermont Business Corporation Act, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Article Eleven of the Company's Articles of Association authorizes the Board of Directors to adopt such Bylaws or other arrangements (including contracts) for indemnification of officers, directors and others as they deem advisable, to the extent not inconsistent with applicable law. The Board of Directors has adopted an implementing Bylaw (Article Eight) pursuant to that authority.

Insurance

The Company has purchased Directors and Officers Liability Insurance.
ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.	EXHIBITS

(5)	Opinion of Primmer Piper Eggleston & Cramer PC as to legality of Common Stock to be issued.

24(i)	Consent of Berry, Dunn McNeil & Parker, independent registered public accountants.

24(ii)	Consent of Primmer Piper Eggleston & Cramer PC (contained in Exhibit 5)

ITEM 9.	UNDERTAKINGS

a. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, to the extent applicable:

     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
b.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

c.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

d.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Derby, the State of Vermont, on this 28th day of April, 2006.

COMMUNITY BANCORP.

By
/s/ Richard C. White
Richard C. White Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 28th day of April, 2006.
Name and Title	Name and Title

/s/ Thomas E. Adam	/s/ Marcel M. Locke
Thomas E. Adams, Director	Marcel M. Locke, Director

/s/ Stephen P. Marsh
Jacques R. Couture, Director	Stephen P. Marsh, Director and Principal
Financial and Accounting Officer

/s/ Elwood G. Duckless	/s/ Anne T. Moore
Elwood G. Duckless, Director	Anne T. Moore, Director

/s/ Dale R. Wells
Michael H. Dunn, Director	Dale R. Wells, Director

/s/ Rosemary M. Lalime	/s/ Richard C. White
Rosemary M. Lalime, Director	Richard C. White, Director and Principal
Executive Officer

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Community National Bank Human Resources Committee (Plan Trustee) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Derby, the State of Vermont, on this 28th day of April, 2006.

COMMUNITY NATIONAL BANK HUMAN
    RESOURCES COMMITTEE
By: /s/ Thomas E. Adams	By:
Thomas E. Adams	Michael H. Dunn

By: /s/ Stephen P. Marsh	By: /s/ Kathryn M. Austin
Stephen P. Marsh	Kathryn M. Austin

By: /s/ Rosemary M. Lalime	By: /s/ Dale R. Wells
Rosemary M. Lalime	Dale R. Wells

By: /s/ Richard C. White
Richard C. White